MuniYield California Insured Fund, Inc.
File Number: 811-6692
CIK Number: 888410
For the Period Ending: 10/31/2002

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended October 31, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

3/21/2002	$1,500	Cal Hsg Fin Agy Rev/Dly	1.41%	2/01/2035
4/12/2002	1,100	Cal Hsg Fin Agy Rev/Dly	1.31	2/01/2026